Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 3, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth fiscal quarter ended April  30, 2014.

Net sales for the fourth fiscal quarter increased 10% to $188.9 million compared with the same quarter of the prior fiscal year.  The Company experienced growth in both the remodeling and new construction channels during the fourth quarter of fiscal year 2014, with new construction growth exceeding 25%.    Net sales for the full fiscal year of $726.5 million increased 15% from the prior fiscal year.

Net income was $5.6  million ($0.36 per diluted share) for the fourth quarter of the current fiscal year compared with $5.2 million ($0.35 per diluted share) for the fourth quarter of the prior fiscal year.  Exclusive of after-tax restructuring charges,  the Company generated $5.4 million ($0.34 per diluted share) of net income for the fourth quarter of the current fiscal year compared with $5.1 million ($0.34 per diluted share) for the fourth quarter of the prior fiscal year.

Net income for the entire fiscal year 2014 was $20.5 million ($1.31 per diluted share) compared with $9.8 million ($0.66 per diluted share) for fiscal year 2013.  Exclusive of after-tax restructuring charges and insurance proceeds, the Company generated $20.3 million ($1.29 per diluted share) of net income for the current fiscal year compared with $10.0 million ($0.68 per diluted share) for the prior fiscal year.

Gross profit for the fourth quarter of the current fiscal year was 17.0% of net sales compared with 18.9% in the same quarter of the prior year.  Gross profit in the current quarter was favorably impacted by higher sales volume and improved labor efficiency that was more than offset by material inflation and costs associated with crewing and infrastructure to support higher levels of sales and installation activity.  Gross profit for the entire current fiscal year was 17.1% of net sales compared with 16.3% for the same period in the prior year.  Gross profit in the twelve month period was favorably impacted by higher sales volume and improved labor efficiency.  This favorability was partially offset by higher material costs.

Selling, general and administrative costs for the fourth quarter of the current fiscal year were 12.3% of net sales compared with 13.7% in the same quarter of the prior year.  Selling, general and administrative costs for the current fiscal year were 12.5% of net sales compared with 13.5% for the same period in the prior year.  The improvement in the Company’s operating expense ratio in both periods was driven by favorable leverage from increased sales and on-going expense control.

AMWD Announces Fourth Quarter Results

June 3, 2014

The Company generated net cash from operating activities of $40.5 million during fiscal year 2014 compared with $24.5 million during the same period in the prior year.  The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability, lower increases in inventory levels to support higher sales, and lower pension contributions.  Net cash used by investing activities increased to $9.6 million during the current fiscal year compared with $6.1 million during the same period of the prior year due primarily to higher proceeds from asset sales in the prior year.   Net cash used by financing activities increased $6.0 million during the fiscal fourth quarter as the company repurchased 100,000 shares of common stock at a cost of $3.1 million and completed the sale of its Hazard County facility and retired associated debt of $3.2 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Fourth Quarter Results

June 3, 2014

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2014	2013	2014	2013

Net Sales	$188,855	$171,079	$726,515	$630,437
Cost of Sales & Distribution	156,668	138,767	602,338	527,781
Gross Profit	32,187	32,312	124,177	102,656
Sales & Marketing Expense	14,898	14,826	59,536	57,402
G&A Expense	8,326	8,598	30,881	27,575
Restructuring Charges, net	(395)	454	(234)	1,433
Insurance Proceeds	0	(576)	(94)	(975)
Operating Income	9,358	9,010	34,088	17,221
Interest & Other (Income) Expense	(46)	132	418	481
Income Tax Expense	3,770	3,688	13,209	6,982
Net Income	$5,634	$5,190	$20,461	$9,758

Earnings Per Share:
Weighted Average Shares
Outstanding - Diluted	15,835,132	15,178,970	15,653,251	14,832,688

Income Per Diluted Share	$0.36	$0.35	$1.31	$0.66

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AMWD Announces Fourth Quarter Results

June 3, 2014

Condensed Consolidated Balance Sheet

	April 30	April 30
	2014	2013

Cash & Cash Equivalents	$135,700	$96,971
Customer Receivables	46,475	39,044
Inventories	31,523	29,338
Other Current Assets	11,718	12,565
Total Current Assets	225,416	177,918
Property, Plant & Equipment	74,049	74,064
Other Assets	30,599	42,011
Total Assets	$330,064	$293,993

Current Portion - Long-Term Debt	$1,146	$1,155
Accounts Payable & Accrued Expenses	75,273	67,953
Total Current Liabilities	76,419	69,108
Long-Term Debt	20,453	23,594
Other Liabilities	42,647	55,096
Total Liabilities	139,519	147,798
Stockholders' Equity	190,545	146,195
Total Liabilities & Stockholders' Equity	$330,064	$293,993

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	April 30
	2014	2013

Net Cash Provided by Operating Activities	$40,535	$24,527
Net Cash Used by Investing Activities	(9,583)	(6,117)
Free Cash Flow	30,952	18,410

Net Cash Provided by Financing Activities	7,777	11,941
Net Increase in Cash and Cash Equivalents	38,729	30,351
Cash and Cash Equivalents, Beginning of Period	96,971	66,620

Cash and Cash Equivalents, End of Period	$135,700	$96,971

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